Exhibit 99.1

                Southwest Water Announces the Start of
                     a $7 Million Annual Contract

    LOS ANGELES--(BUSINESS WIRE)--Dec. 8, 2005--Southwest Water Company (NASDAQ:SWWC) today announced the start of a contract to operate, manage and maintain a water treatment facility in Burbank, Calif. The facility supplies approximately 30 percent of Burbank's daily water needs, a city with a population of just over 100,000. The contract is structured in a series of five renewable one-year increments, each valued at approximately $7 million. In addition to daily operation of the plant, Southwest Water is responsible for preventive and corrective maintenance.
    "This important contract showcases Southwest Water Company's expertise and versatility in running an activated carbon treatment plant," said Anton C. Garnier, chairman and chief executive officer. "We pride ourselves on our ability to offer our clients a full range of water-related services, tailored to their specific needs. We look forward to providing Burbank with reliable, cost-effective service for many years."
    Southwest Water Company provides a broad range of operation, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. Approximately two million people from coast to coast depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's Web site: www.swwc.com.



    CONTACT: Southwest Water Company
             DeLise Keim, 213-929-1800
             www.swwc.com
             or
             PondelWilkinson Inc.
             Robert Jaffe or Cecilia Wilkinson
             310-279-5969 or 310-279-5970
             www.pondel.com